UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 5, 2013

RECEIVABLE ACQUISITION & MANAGEMENT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

001-09370	13-3186327
(Commission File Number)	(IRS Employer Identification No.)

60 E. 42nd Street, 46th Floor

New York, NY 10165

(Address of Principal Executive Offices)      (Zip Code)

(212) 796-4097

(Registrant's Telephone Number, Including Area Code)

______________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 8.01  Other Events

In connection with a November 5, 2013, proceeding commenced by the Securities Division of the Arizona Corporation Commission (the “ACC”) the Company learned that each of Deluge, Inc. (“Deluge”) and Hydrotherm Power Corporation (“Hydrotherm”) were classified as dissolved by the Delaware Division of Corporations after March 1, 2010 for failure to pay franchise taxes to the State of Delaware, and similarly classified by the ACC as of approximately the same time.

On December 11, 2010, Sustainable Energy LLC, a New York limited liability company (“Sustainable LLC”), entered into an Original Equipment Manufacturer Supply and Marketing and Sales Agreement with Deluge, and on November 15, 2012, entered into an Engine Technology License Agreement with Deluge and an Intellectual Property Owner Agreement with Hydrotherm (collectively the “Contracts”).  On May 15, 2013, Sustainable LLC assigned each of the Contracts to Sustainable Energy Industries, Inc., a New York corporation and wholly owned subsidiary of the Company, which Deluge and Hydrotherm had consented to on May 11, 2013.

In performing due diligence in regard to the status of Deluge and Hydrotherm, the Company subsequently learned also that two United States patents that are owned by Hydrotherm and were licensed to the Company under the Contracts have been classified as expired due to Hydrotherm’s failure to pay maintenance fees thereon.  The Company has confirmed that Deluge and Hydrotherm are taking immediate steps to have the corporate charters of each, as well as the patents, reinstated, but may not be successful in such reinstatements.

Pursuant to the Contracts, the Company has obtained previously described rights to all forms of intellectual property covering certain engine technology that is the subject of the Contracts and is not relying solely on the patents to be reinstated in order to maintain the rights to use such technology. However, at this time, there can be no assurance that the foregoing matters could not have a material adverse effect on the Company’s operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 13, 2013	RECEIVABLE ACQUISITION & MANAGEMENT CORPORATION

By: /s/ Thomas Telegades
Name: Thomas Telegades
Title: Chief Executive Officer

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